UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 7, 2019 (October 2, 2019)

CĪON Investment Corporation

 (Exact Name of Registrant as Specified in Charter)

Maryland	000-54755	45-3058280
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3 Park Avenue, 36th Floor New York, New York 10016
(Address of Principal Executive Offices)

(212) 418-4700
(Registrant’s telephone number, including area code)

Not applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
None	Not applicable	Not applicable

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01. Other Events.

On October 2, 2019, CĪON Investment Corporation (“CIC”) and BCP Special Opportunities Fund I, LP (“BCP”) entered into a limited liability company agreement for purposes of forming, investing in and co-managing CION SOF Funding, LLC (“CION SOF”), a joint venture, which will invest primarily in senior secured loans of U.S. middle-market companies. CIC and BCP contributed a portfolio of loans to CION SOF representing membership equity of approximately $31.3 million and $4.5 million, respectively, in exchange for 87.5% and 12.5% of the membership interests of CION SOF, respectively. All portfolio and other material decisions regarding CION SOF must be submitted to its board of managers, which is comprised of four members, two of whom were selected by CIC and the other two were selected by BCP. Further, all portfolio and other material decisions require the affirmative vote of at least one board member from CIC and one board member from BCP.

Contemporaneously, CION SOF entered into a loan and servicing agreement with Morgan Stanley Bank, N.A. (“MS”), which provides for a revolving loan facility to CION SOF in an aggregate principal amount of up to $75,000,000. CION SOF’s obligations to MS under the loan and servicing agreement are secured by a first priority security interest in all of the assets of CION SOF. The obligations of CION SOF under the loan and servicing agreement are non-recourse to CIC, and CIC’s exposure under the loan and servicing agreement is limited to CIC’s investment in CION SOF.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CĪON Investment Corporation
Date:	October 7, 2019	By: /s/ Michael A. Reisner
Co-Chief Executive Officer